
                                  NSAR ITEM 77O

                       VKAC Municipal Opportunity Trust II
                               10f-3 Transactions


  Underwriting #         Underwriting          Purchased From         Amount of shares      % of Underwriting     Date of Purchase
                                                                         Purchased

         1             NY Dorm Authority        Bear Stearns              2,545,000              0.330%              02/17/98
